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                                                                    EXHIBIT 23.1

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Annuity and Life Re (Holdings), Ltd. (the "Company") on Form S-8 (File No. 333-76229) of our reports dated February 11, 2005, except for the first paragraph of Note 12 to which the date is March 30, 2005, with respect to the consolidated balance sheet of the Company as of December 31, 2004, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for the year then ended and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in this Annual Report on Form 10-K of Annuity and Life Re (Holdings), Ltd.

Our report on the consolidated financial statements refers to a change in the method of accounting for certain nontraditional long-duration contracts as of January 1, 2004. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.


/s/ Marcum & Kliegman LLP
Melville, New York
March 30, 2005